Exhibit 4.5
DESCRIPTION OF SECURITIES
The following description of the securities of BlackSky Technology Inc., a Delaware corporation (“us,” “our,” “we,” “BlackSky” or the “Company”) is a summary of the rights of our securities and certain provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) as currently in effect. Because the following description is only a summary, it does not contain all of the information that may be important to you. For a complete description of matters set forth herein, you should refer to our Certificate of Incorporation and Bylaws and the other agreements described below, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, as well as to the applicable provisions of the Delaware General Corporation Law (“DGCL”).
General
The authorized capital stock of BlackSky consists of 400,000,000 shares, $0.0001 par value per share, of which:
•300,000,000 shares are designated as Class A common stock (“Common Stock”); and
•100,000,000 shares are designated as preferred stock.
As of December 31, 2024, there were outstanding warrants to purchase 5,288,903 shares of our Common Stock.
Class A Common Stock
Our Certificate of Incorporation authorizes one class of common stock, the Common Stock. All outstanding shares of our Common Stock will be fully paid and nonassessable. Our Common Stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.
Dividend Rights
Subject to preferences that may apply to any shares of our preferred stock outstanding at the time, the holders of our Common Stock will be entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. The declaration of any future cash dividend will be at the discretion of our Board; will depend upon our earnings, if any, our capital requirements and financial position, and general economic conditions; and will be subject to limitations prescribed by the DGCL.
Voting Rights
Holders of our Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting and provides that no stockholder will be permitted to cumulate votes at any election of directors.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating series of our preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors is empowered to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of BlackSky and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. There are currently no plans to issue any shares of preferred stock.
Warrants
Public Warrants
Each Public Warrant—as defined in that certain Warrant Agreement, dated October 31, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”) and, together with the Private Placement Warrants (as defined in the Warrant Agreement), hereinafter referred to as the “Warrants”—entitles the registered holder to purchase 1/8th of a share of Common Stock at an exercise price of $92.00 per whole share, subject to adjustment as discussed in “—Anti-Dilution Adjustments” below. The Public Warrants are exercisable, subject to the registration conditions in the next paragraph and our obligation to have a registration statement declared effective covering the issuance of the shares issuable upon exercise of the Warrants as discussed below. The Public Warrants will expire on September 9, 2026, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and we have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available, subject to satisfaction of our obligations described below with respect to registration. No Public Warrant is exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.
BlackSky has agreed to maintain a registration statement covering the shares of Common Stock issuable upon the exercise of the Warrants, until the Warrants expire or are redeemed. Notwithstanding the above, if the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration of the Common Stock issuable upon exercise of the Warrants, but we will use our best efforts to register or qualify the shares issuable upon the exercise of the Public Warrants under applicable blue sky laws to the extent an exemption is not available.

Private Placement Warrants
Except as set forth below, the terms of the Private Placement Warrants, including the exercise period and expiration date, are identical to the Public Warrants. Certain of the Private Placement Warrants are exercisable at an exercise price of $92.00 per whole share and certain Private Placement Warrants will not be exercisable unless and until the date that the Common Stock reaches a trading price of $160.00 per share on the New York Stock Exchange (the “NYSE”) and are then exercisable at an exercise price of $160.00 per whole share, each subject to adjustment as discussed in “—Anti-Dilution Adjustments” below.
The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) are not redeemable by us for cash so long as they are held by certain affiliates of our predecessor company, who have the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, and except with the $160.00 exercise price for certain of the Private Placement Warrants described above, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. Other than Private Placement Warrants held by certain affiliates of our predecessor entity, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
Redemption of Warrants
Once the Warrants become exercisable, we may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder;
•if, and only if, the closing price of Common Stock equals or exceeds $144.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which BlackSky sends the notice of redemption to the Warrant holders; and
•provided that there is an effective registration statement covered the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or we have elected to require the exercise of the Warrants on a “cashless basis” as described in “—Redemption Procedures and Cashless Exercise.”
If and when the Warrants become redeemable by us pursuant to the foregoing redemption method, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the second to last redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise such holder’s Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $144.00 redemption trigger price as well as the $92.00 Warrant exercise price after the redemption notice is issued.
As described in “—Private Placement Warrants,” these redemption rights do not apply to Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by certain affiliates of our predecessor company prior to the merger.
Redemption Procedures and Cashless Exercise

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger, or consolidation. Additionally, in no event will we be required to net cash settle the Warrants. In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding, and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the Warrants by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock as reported during the 10-trading-day period ending on the trading day prior to the date on which notice of redemption is sent to the holders of the Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption.
Maximum Percentage
A holder of a Warrant may notify us in writing in the event such holder elects to be subject to a requirement that such holder will not have the right to exercise such Warrant to the extent that, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 9.8% (or such other amount as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
Exercise of Warrants
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the subscription form duly executed, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the warrant agent, for the number of Warrants being exercised.
The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Anti-Dilution Adjustments
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “fair market value” means the volume-weighted average price of Common Stock as reported during the 10-trading-day period ending on the trading day prior to the first date on which the shares of Common

Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities, or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, or (iii) in those other cases applicable per the terms of the Warrant Agreement, then the Warrant exercise price will be decreased, effective immediately after the effective date of such extraordinary dividend, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such extraordinary dividend.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split, or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification, or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of BlackSky with or into another corporation (other than a consolidation or merger in which BlackSky is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of BlackSky as an entirety or substantially as an entirety in connection with which BlackSky is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event, provided, however, that if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash, or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash, or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange, or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities, or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer, and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement, provided, further, that if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. We believe the Black-Scholes model is a commonly accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
Warrant and Warrant Agreement Amendments and Forum Selection
The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or to add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Warrant holders. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period and any amendment to the terms of only the Private Placement Warrants, require approval by the holders of at least 65% of the then-outstanding Public Warrants. We may lower the exercise price or extend the duration of the exercise period without the consent of the Warrant holders.
We have agreed that, subject to applicable law, any action, proceeding, or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding, or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
2023 PIPE Warrants
Each warrant issued pursuant to that certain Securities Purchase Agreement, dated March 6, 2023, by and between the Company and certain investors party thereto (the “Purchase Agreement,” such transaction, the “2023 PIPE,” and such warrants, the “2023 PIPE Warrants”) entitles the holder to purchase 1/8th of a share of our Common Stock at a price of $17.61 per whole share, subject to adjustment as discussed below. The 2023 PIPE Warrants will expire on September 8, 2028 or earlier upon liquidation.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a 2023 PIPE Warrant and will have no obligation to settle such 2023 PIPE Warrant exercise to the extent that, after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% (or such other amount, not in excess of 9.99%, as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”).
If we, at any time while the 2023 PIPE Warrants are outstanding, (i) pay a stock dividend or otherwise make a distribution or distributions on shares of our Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of our capital stock, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of the 2023 PIPE Warrants shall be proportionately adjusted such that the aggregate exercise price of the 2023 PIPE Warrants shall remain unchanged.
In addition, if we, at any time, grant, issue, or sell any Common Stock equivalents or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each holder of 2023 PIPE Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete exercise of such holder’s 2023 PIPE Warrants (without regard to any limitations on exercise thereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights (provided, however, that, to the extent that any 2023 PIPE Warrant holder’s right to participate in any such Purchase Right would result in such holder exceeding the Beneficial Ownership Limitation, then such holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such holder until such time, if ever, as such holder’s right thereto would not result in such holder exceeding the Beneficial Ownership Limitation).
The 2023 PIPE Warrants may be exercised on or before the expiration date by delivery to us of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed to the 2023 PIPE Warrants, accompanied by full payment of the exercise price (or on a cashless basis, if applicable pursuant to the terms of the 2023 PIPE Warrants), by wire transfer or cashier’s check drawn on a United States bank, for the number of 2023 PIPE Warrants being exercised. The 2023 PIPE Warrant holders do not have the rights or privileges of holders of Common Stock until they exercise their 2023 PIPE Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the 2023 PIPE Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
We have agreed that, subject to applicable law, any action, claim, suit, investigation, or proceeding concerning the interpretations, enforcement, and defense of the transactions contemplated by the Purchase Agreement, the 2023 PIPE Warrants, and any other Transaction Documents (as defined in the Purchase Agreement) will be commenced exclusively in the state and federal courts sitting in the City of New York. We irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute under the Purchase Agreement or in connection therewith or with any transaction contemplated thereby or discussed therein (including with respect to the enforcement of any of the Transaction Documents). This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Additional Warrants
In addition, we have 221 thousand outstanding warrants to purchase Common Stock, which have an exercise price of $0.88 and expiration dates from June 27, 2028 to October 31, 2029.
Restrictions on the Resale of our Securities
Rule 144
A person who has beneficially owned restricted shares of Common Stock or restricted warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Common Stock or restricted warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of:
•1% of the then outstanding equity shares of the same class; and
•the average weekly trading volume of our Common Stock or Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.
Sales by affiliates of BlackSky under Rule 144 are also subject to certain requirements relating to manner of sale, notice, and the availability of current public information about BlackSky.
2023 PIPE Registration Rights Agreement
In connection with the 2023 PIPE and Purchase Agreement, we entered into a Registration Rights Agreement with the investors that are party to the Purchase Agreement, pursuant to which we agreed to file a shelf registration statement (the “Shelf Registration Statement”) registering the resale of (i) the shares of Common Stock sold in the 2023 PIPE and (ii) the shares of Common Stock underlying the 2023 PIPE Warrants.
Anti-Takeover Provisions
Certain provisions of Delaware law, the Certificate of Incorporation, and the Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of BlackSky. They are also designed, in part, to encourage persons seeking to acquire control of BlackSky to negotiate first with our board of directors.
Section 203 of the DGCL
We will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as those terms are defined in Section 203 of the DGCL) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•either the merger or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by directors who are also officers of the corporation and those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the merger was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of a corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of BlackSky.
Classified Board of Directors
The Certificate of Incorporation provides for a classified board of directors divided into three classes of approximately equal size, designated Class I, Class II, and Class III. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.
Removal of Directors
The Certificate of Incorporation provides that stockholders may only remove a director for cause and only by a vote of no less than 66 2/3% of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class.
Board of Directors Vacancies
The Certificate of Incorporation and Bylaws authorize only a majority of the remaining members of our board of directors, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock, the number of directors constituting our board of directors will be permitted to be set only by a resolution of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholder Action; Special Meeting of Stockholders
The Certificate of Incorporation and Bylaws provide that stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Bylaws, amend the Certificate of Incorporation, or remove directors without holding a meeting of the stockholders called in accordance with the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairperson of our board of directors, or our Chief Executive Officer or President, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or the ability of stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Certificate of Incorporation provides that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders will be given in the manner and to the extent provided in the Bylaws. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of BlackSky.
Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting and provides that no stockholder will be permitted to cumulate votes at any election of directors.
Amendment of Certificate of Incorporation
Any amendment of certain provisions in the Certificate of Incorporation will require approval by holders of at least 66 2/3% of the voting power of the then outstanding voting securities entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the board composition, board removal rights, cumulative voting rights, and provisions related to stockholder action and advance notice, in each case as summarized above.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of BlackSky by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of BlackSky. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our securities at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
The Certificate of Incorporation provides that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees, or agents to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees, or agents governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Certificate of Incorporation further provides that, unless otherwise consented to by us in writing, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of our securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. These provisions may have the effect of discouraging lawsuits against BlackSky or our directors and officers.
Limitations on Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from such director’s actions as a director.
Our Certificate of Incorporation provides that we must indemnify, to the fullest extent permitted by applicable law, any director or officer of BlackSky who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that such person is or was our director or officer or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. We are required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was, or is, authorized by the board of directors.
We have the power to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee, or agent of BlackSky who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was our director, officer, employee, or agent or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
We believe that these indemnification provisions are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock and warrant agent for the Warrants is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004.
Listing

The Common Stock and Public Warrants are listed on the NYSE under the symbols “BKSY” and “BKSY.W,” respectively.